Exhibit 99.4

Dear Colleagues,

I am writing to inform you that today Nuance announced an agreement to acquire Transcend, a provider of medical transcription and speech editing. The addition of Transcend will bring tremendous value to our Nuance Transcription Services (NTS) business and to our healthcare portfolio as a whole. As you likely saw, from Janet’s recent division-wide email, this news was announced publically via press release this morning. We thought it was important to share the exciting news with you and look forward to providing more detail on a conference call, scheduled for later today.

Together with Transcend, our goal remains to deliver highly productive, speech-enabled healthcare IT solutions that help to transform the way healthcare provider organizations document patient care. The addition of Transcend brings many advantages and synergies that are expected to complement Nuance’s presence in the healthcare market, as well as extend Nuance’s ability to better service our customers.

The two companies will operate independently until the transaction closes, which is expected to be in the second half of Nuance’s fiscal 2012, subject to regulatory approval.

If you have questions or would like to speak with me or a member of the executive team about this news, please let me know.

Thanks, and I look forward to speaking with you shortly.

Sean

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.